UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 12, 2017

Eagle Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36306	20-8179278
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

50 Tice Boulevard, Suite 315 Woodcliff Lake, NJ	07677
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (201) 326-5300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Chief Financial Officer, Principal Financial Officer and Principal Accounting Officer

On May 15, 2017, Eagle Pharmaceuticals, Inc., or the Company, announced that Pete A. Meyers would be joining the Company as its Chief Financial Officer, effective May 15, 2017. At a meeting of the Board of Directors, or the Board, of the Company held on May 9, 2017, the Board approved the appointment of Mr. Meyers as the Company’s Chief Financial Officer and as the Company’s principal financial officer and principal accounting officer for purposes of the Securities Exchange Act of 1934, as amended, or the Exchange Act, in each case effective May 15, 2017. David E. Riggs will no longer serve as the Company’s principal financial officer or principal accounting officer, in each case effective May 15, 2017, but will remain with the Company and will assist with the transition.

Mr. Meyers, age 47, most recently served as the Chief Financial Officer of Motif BioSciences Inc. (NASDAQ: MTFB; AIM: MTFB) from April 2016 to January 2017, where he led the execution of the company’s November 2016 U.S. IPO. From August 2013 to March 2016, Mr. Meyers served as Chief Financial Officer and Treasurer of TetraLogic Pharmaceuticals Corporation (NASDAQ: TLOG), where he led the execution of the company’s December 2013 IPO and subsequent acquisition of Shape Pharmaceuticals, Inc. Prior to his role at TetraLogic, Mr. Meyers spent 18 years in health care investment banking, holding positions of increasing responsibility at Dillon, Read &Co., Credit Suisse First Boston LLC and, most recently, as Co-Head of Global Health Care Investment Banking at Deutsche Bank Securities Inc. Mr. Meyers currently serves on the Board of Directors of Prima BioMed Ltd (NASDAQ: PBMD; ASX: PRR), where he chairs the audit committee. Mr. Meyers is also the Chairman and President of The Thomas M. Brennan Memorial Foundation, Inc. He earned a Bachelor of Science degree in Finance from Boston College and a Master of Business Administration degree from Columbia Business School.

In connection with his appointment, the Company entered into an offer letter with Mr. Meyers, or the Offer Letter, under which Mr. Meyers will receive an initial annual base salary of $400,000 and will be eligible to receive an annual cash performance bonus. The target amount for Mr. Meyers’ 2017 cash performance bonus will be equal to 60% of Mr. Meyers’s base salary, with the actual bonus amount to be determined by the Compensation Committee. The Offer Letter does not provide for a specified term of employment and Mr. Meyers’ employment is on an at-will basis. Mr. Meyers is also eligible to participate in the Company’s employee benefit, retirement, severance and other plans, as may be maintained by the Company from time to time, on a basis no less favorable than those provided to other similarly-situated executives of the Company.

In addition, and pursuant to the terms of the Offer Letter, the Compensation Committee approved a grant to Mr. Meyers of an option to purchase 50,000 shares of the Company’s common stock, with a grant date of May 15, 2017 and an exercise price equal to the closing price of the Company’s common stock on the grant date. Twenty-five percent (25%) of the shares underlying the option vest on the on the one year anniversary of the grant date, and the remainder of the shares underlying the option vest in 36 equal monthly installments thereafter, subject to Mr. Meyers’ continuous service with the Company through each vesting date. In addition, one hundred percent (100%) of the shares subject to the option will vest in full in certain circumstances following a change in control, in accordance with the terms of the Company’s form executive officer option award agreement.

The foregoing description of the Offer Letter is qualified in its entirety by reference to the full text of the Offer Letter, which is filed as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated by reference herein.

Mr. Meyers will also enter into (i) an agreement to participate in the Company’s Severance Plan (as defined and described in the Company’s Proxy Statement filed with the SEC on April 28, 2017), (ii) the Company’s standard form of indemnification agreement and (iii) the Company’s standard form of proprietary information, invention assignment, non-competition and non-solicitation agreement. Mr. Meyers was not appointed to serve as Chief Financial Officer, principal financial officer and principal accounting officer pursuant to any arrangements or understandings with the Company (other than as reflected in the Offer Letter) or with any other person, and there are no related party transactions between Mr. Meyers and the Company that would require disclosure under Item 404(a) of Regulation S-K.

Item 7.01              Regulation FD Disclosure.

On May 15, 2017, the Company issued a press release announcing the appointment of Mr. Meyers as the Company’s Chief Financial Officer and the Company’s principal financial officer and principal accounting officer. A copy of the Company’s press release is furnished with this Current Report on Form 8-K and attached hereto as Exhibit 99.1.

The information in this item, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended.

Item 9.01              Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description
10.1	Offer Letter between the Company and Pete A. Meyers dated May 12, 2017
99.1	Press Release of the Company dated May 15, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Eagle Pharmaceuticals, Inc.

Dated: May 15, 2017	By:	/s/ Scott Tarriff
Scott Tarriff
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Offer Letter between the Company and Pete A. Meyers dated May 12, 2017
99.1	Press Release of the Company dated May 15, 2017